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                                                                EXHIBIT 10.16


                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT entered into this 29th day of September, 1993 by and between JOHN GRAY, Ph.D., an individual whose address is 13 Lyon Place, Mill Valley, CA 94941 ("Licensor") and RAMY EL-BATRAWI, whose address is P.O. Box 114625, Miami, FL 33111, and his successors and assigns ("Licensee").

                             W I T N E S S E T H:

     WHEREAS, Licensor has authored numerous books and articles and has produced a series of video cassette and audio tapes (the "Tapes"), and also regularly conducts seminars on topics generally having to do with interpersonal relationships; and

     WHEREAS, the only method Licensor is currently utilizing to market and sell the Tapes is to sell to individuals in attendance at his seminars; and

     WHEREAS, Licensor has determined that it is desirable to market the Tapes on a national basis; and

     WHEREAS, Licensee has the knowledge and expertise in the direct response business to arrange for the marketing, sale and distribution of the Tapes on a national scale through the use of infomercials, television and radio commercial and print advertisements; and

     WHEREAS, Licensor and Licensee wish to enter into an agreement whereby Licensor will provide certain information, documentation and assistance concerning the direct marketing of the Tapes, and whereby Licensee would be entitled to market, distribute and sell the Tapes for a royalty to be paid to Licensor.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

     1. LICENSE. Licensor grants to Licensee a continuing license to sell the Tapes, with the right to grant sublicenses to Licensee's distributors, and to use the name "John Gray, Ph.D., Dr. John Gray and Dr. Gray," together with the signature, voice and likeness of Licensor, and all trademarks and trade names acquired for use with the Tapes, in connection with the advertising, merchandising, promotion, sale and distribution of the Tapes until the termination of this Agreement in accordance with the terms hereof. The license granted hereunder shall be an exclusive license for Licensee to advertise, market and sell the Tapes at retail or wholesale through any medium, including but not limited to radio, television, direct mail and print. Licensor retains the right to sell the Tapes to attendees at his seminars and to continue to advertise, market or sale the Tapes through the print mediums he is utilizing on the date of this Agreement. Licensor agrees that he will not permit any other individual or entity to sell the Tapes through any medium whatsoever during the term hereof. For purposes of this Agreement, the term "Tapes"


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shall include all existing and any future video and audio products developed, produced or made available by Licensor, except books authored by Licensor.

     2. INFORMATION AND DOCUMENTATION TO BE PROVIDED BY LICENSOR. Licensor shall provide to Licensee, as soon as is practical after the execution of this Agreement, information and documentation concerning sales volume of Tapes and other works by Licensor. In addition, Licensor shall provide to Licensee copies of any printed promotional material currently available concerning Dr. Gray and his works, whether printed or on video or audio tape.

     3. PRODUCTION OF PROMOTIONAL CAMPAIGN. The parties contemplate that after review of the documentation to be provided by Licensor above, Licensee will produce certain advertising and promotional material to sell the Tapes by direct response. The parties contemplate that the marketing campaign implemented by the Licensee may include, but not be limited to, the production and use of a 30 minute infomercial, various length television commercials and other promotional materials. Licensee shall bear all costs associated with the production of any advertising and shall be solely responsible for the content and purchase of air time for the advertisements. Licensee agrees that he will spend not less than $500,000 towards the marketing of the Tapes. Licensor retains the right to approve any infomercials or commercials produced by Licensee, but Licensor's approval will not be unreasonably withheld. Licensor agrees to provide consulting services and make reasonable personal appearances as requested by Licensee in connection with the production of any infomercial, commercial or revisions thereto, at no charge to Licensee. Licensor shall have the right to have a trailer of not more than one minute in length advertising Licensor's seminars attached to the end of any 30 minute infomercial produced by Licensee. Any costs or expenses associated with the production of any trailer shall be at the sole expense of Licensor.

     4. COMPENSATION TO LICENSOR. As compensation for the performance of Licensor's obligations hereunder, Licensee agrees to pay Licensor a royalty of the greater of (a) 15% of gross sales of the Tapes after Licensee has recouped all expenses incurred in connection with the marketing and sale of the Tapes (expenses shall not exceed $750,000), or (b) 50% of net income from sales of the Tapes. For purposes of this Agreement, the term "Net Income" shall be defined as gross income from Tape sales by Licensee, less all returns and allowances, and less all expenses reasonably related to the marketing, sale and distribution of the Tapes. Provided, however, payments of compensation to Licensee shall not be deemed an "expense" in the calculation of "net income."

     5. PAYMENT OF COMPENSATION TO LICENSOR. Payment of the amounts due pursuant to paragraph 4 above, shall be made to Licensor on the 15th day of the month following each calendar quarter. Each payment shall be calculated on sales represented by receipts of the previous calendar quarter. That is, payments due Licensor hereunder for any video or audio cassettes sold, whether at retail or wholesale, shall be made on the 15th day of the month following the calendar quarter during which Licensee receives payment for the sale. Licensee shall receive a credit against amounts due Licensor


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hereunder for any Tapes refunds made to customers during the previous calendar quarter. Licensee shall provide quarterly reports showing all sales of Tapes together with supporting documentation including reports from any "800 service" utilized by Licensee and reports from any credit card agencies. If payment is not made within fifteen (15) days of due date then Licensor has option to add the royalty to the Tapes at time of purchase by the Licensee.

     6. NON-CIRCUMVENTION. Licensor hereby represents and warrants that he has not, and will not during the term of this Agreement, divulge any information concerning this Agreement to any third person or entity, and agrees not to participate in any manner whatsoever in the production, marketing or selling of audio or video cassettes tapes in a manner not provided for herein. Licensor also agrees not to produce, market, sell or assist any other party in the production, marketing or sale of any video or audio cassettes tapes during the term hereof except as permitted herein.

     7. OWNERSHIP OF MAILING LIST. Any mailing list compiled by or for either party hereto as a direct or indirect consequence of this Agreement shall be the joint property of the parties hereto and both parties shall share equally in any profits from the sale or lease of such list. This provision shall survive any termination of this Agreement.

     8. ASSIGNMENT. Licensee may assign it rights and duties hereunder. In the event of an assignment, any reference herein to Licensee shall apply to the assignee.

     9. WAIVER. A waiver by any party hereto or the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless in writing and signed.

     10. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, or understandings, if any, relating to the subject matter hereof. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     11. INDEPENDENT PROVISIONS. If any term or provision of this Agreement becomes illegal or unenforceable, the remaining terms and provisions shall nevertheless be valid, binding and subsisting.

     12. ENFORCEMENT; ATTORNEYS' FEES. Should either party to this Agreement retain an attorney to enforce any of the provisions, terms or covenants of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all costs incurred in any legal proceeding. Licensor's sole remedy for breach of this Agreement by Licensee is termination hereof.

     13. GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Any controversy or


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claim arising our of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in California or Florida as selected by the party bringing the action, all in accordance with the applicable rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     14. TERM. This Agreement shall continue for in full force and effect for a period of two (2) years from the date of its execution, unless earlier terminated upon the mutual agreement of the parties hereto. This Agreement shall, without the further action of either party, automatically renew for
(a) an additional two (2) year period if Licensee has sold 75,000 or more tapes during the initial two year period of this Agreement or (b) an additional four (4) year period if Licensee has sold 200,000 or more tapes during one initial two year period unless Licensee has defaulted under the terms of this Agreement which default has not been cured in accordance with the provisions hereof at the expiration of the original term.

     15. BREACH. In the event of a breach of this Agreement by either party, the non-defaulting party shall give written notice of such breach to the defaulting party. The breaching party shall have thirty (30) days to cure such breach. If such breach has not been cured within such thirty (30) day, the non-defaulting party may, in addition to any other remedies available, terminate this Agreement.

     16. PURCHASE OF TAPES BY LICENSEE. Licensor agrees to provide Licensee all of the Tapes necessary to fill orders obtained through Licensee's marketing efforts at Licensor's cost. In the alternative, Licensor agrees to make arrangements for Licensee to purchase the Tapes at that same cost directly from Licensor's supplier.

     17. ORDERS AND FULFILLMENT. Licensee shall be solely responsible for processing all orders received as a result of his advertising and for fulfillment of all orders received.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

/s/ Bonnie Gray                           /s/ John Gray   4:20PM
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                                          JOHN GRAY, Ph.D.

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/s/ Bonnie Gray                           /s/ Ramy El-Batrawi
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                                          RAMY EL-BATRAWI

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